Exhibit 99.2
ENDOLOGIX
Moderator: Paul McCormick
02-21-08/4:00 pm CT
Confirmation #31544558

ENDOLOGIX
Moderator: Paul McCormick
February 21, 2008
4:00 pm CT

Operator:	Welcome to the Endologix Fourth Quarter Financial Results conference call.

At this time all participants are in a listen-only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press Star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference please press Star 0 for operator assistance. As a reminder this conference is being recorded February 21, 2008.

I would now like to turn the conference over to Jody Cain. Please go ahead ma’am.

Jody Cain:	This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer; and Bob Krist, Chief Financial Officer.

Earlier this afternoon Endologix issued a press release announcing financial results for the 2007 fourth quarter. If you have not received this news release or if you’d like to be added to the company’s distribution list please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Amy

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
Confirmation #31544558

Higgins. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company’s web site for the next 14 days.

Before we begin I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, February 21, 2008. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call. With that said I’d like to turn the call over to Paul McCormick. Paul?

Paul McCormick:	Thank you Jody and I’d like to extend my thanks to each of you for joining us this afternoon. Today we are reporting our 12th consecutive quarter of domestic sales growth. U.S. Powerlink system sales for the fourth quarter were $6.7 million, up 65% over the comparable quarter last year and up 16% consecutively.

Total product revenue for the fourth quarter of $7.9 million increased 74% over the prior year. For the full year 2007 total product revenue was $27 million, up by 87% from $14.4 million in 2006. We achieved our 2007 revenue, gross margin, and total expenses guidance.

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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Our success continues as our sales force expands the role for the Powerlink system. We are extremely pleased with our recruitment efforts during the past year and as of this call we have 48 sales professionals on board. We’ve noticed a palpable difference in how the marketplace is viewing the sales opportunity at Endologix and this bodes well for the company.

Before I turn the call over to Bob Krist to review our financial performance I want to comment on a recent article published in the New England Journal of Medicine that compared open surgical repair to the endovascular treatment of AAA. This was a significant paper in that researchers reviewed more than 45,000 Medicare records and came to three conclusions.

First, these findings support clinical study data showing that endovascular repair significantly reduces morbidity and mortality versus open surgical repair. Importantly these findings are based on a patient population that typically has significantly higher comorbidity rates with endovascular repair compared with open surgery.

Second, patients treated by endovascular stent graft were discharged to their homes in significantly greater numbers than those treated with surgery. This advantage has substantial clinical and economic benefits for patients and payers alike.

Finally, the study points to the fact that open surgical repair carries its own unique risk factors for rehospitalization due to problems associated with the surgical incisions. Patients had to be readmitted over time for surgical complications associated with a laparotomy such as adhesions and bowel resections at a much higher rate than those undergoing endovascular repair.

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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The New England Journal of Medicine article underscores the significant clinical advantages of endovascular repair which we believe is on its way to becoming the standard of care for AAA treatment. At this time I’d like to turn the call over to Bob.

Bob Krist:	Thanks Paul and good afternoon to all. As Paul mentioned our Powerlink system product revenue for the fourth quarter was $7.9 million which represented a 74% increase from $4.6 million in the fourth quarter of 2006. Domestic product sales alone increased by 65% to $6.7 million from $4.1 million in the 2006 fourth quarter and increased by 16% from $5.8 million in the third quarter of 2007.

The 65% year over year increase in domestic sales was driven by a 14% increase in the number of covered sales territories and by a 45% increase in average sales productivity per territory. International sales for the quarter were $1.2 million, up 158% from $456,000 in the 2006 fourth quarter and up from $765,000 in the third quarter of 2007. Total revenue including royalties was $8 million in the quarter.

Gross margin was 64% of total revenue in the fourth quarter and that was up from 59% in the prior year quarter and up from the 2007 third quarter comparable margin of 63% excluding a $500,000 license fee booked in that period.

The gross margin for 2007 fourth quarter included approximately a 7% point benefit from the utilization of ePTFE graft material produced in-house. We have now realized about 40% of the 1500 to 1800 basis points of margin improvement relative to the second quarter of 2007 that we expected from in-house production of our graft material. We anticipate the total benefit will be fully achieved within the first half of 2008.

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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This substitution of in-house produced graft material also benefits our international gross margins which creates a more compelling business case for expanding our efforts there. Consequently we will continue to increase our focus on expanding our distribution outside the United States and we will add resources in 2008 to support this profitable growth.

Total operating expenses were $8.9 million in the fourth quarter compared with $7.9 million in the prior year quarter. That represented a 12% increase compared to the prior year, a period over which domestic revenues grew by 65%. The increase was primarily driven by higher sales and marketing expenses, insurance and legal expenses, and stock option expense. Total stock compensation expense in the fourth quarter was $596,000 compared with $555,000 in the 2006 fourth quarter.

The line item breakdown for 2007 was $41,000 charged to Cost of Sales; $113,000 charged to R&D; $277,000 charged to Sales and Marketing; and $165,000 of stock option expense charged to G&A. Interest Income and Other Income totaled $230,000 in the quarter compared to $305,000 in the fourth quarter of 2006 and included an additional $72,000 of realized gains related to our investment in BioLucent.

Overall the net loss for the fourth quarter of 2007 was $3.5 million or 8 cents per share which compares with a net loss of $4.9 million or 11 cents per share for the fourth quarter of 2006. Per share stock based compensation expense equaled 1 cent in the fourth quarters of both 2007 and 2006.

Turning to the full year 2007 total product revenue was $27 million, up by 87% from $14.4 million in 2006. Domestic revenue grew by 86% to $23 million and this was driven by a 28% increase in the number of covered sales

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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territories and a 46% increase in average sales productivity per territory. International revenue increased from $2 million in 2006 to $4 million in 2007 and total revenue including licensing and royalties was $27.8 million for the year.

Gross profit dollars increased by 107% compared with 2006 driven by the 87% product sales increase, the $500,000 of BioLucent related license revenue booked in this year’s third quarter, and by the 5% point increase in the comparable period product gross margins.

Operating expenses for 2007 were $33.4 million, net of the $550,000 charge in the September quarter to wind up our ePTFE supply agreement with C.R. Bard. That represented a 22% increase from $26.9 million in 2006 primarily due to sales and marketing expense resulting from the 28% expansion of the sales force and a 40% increase in stock option expense. Exclusive of those items the full year combined R&D and G&A expense actually decreased by 1% from 2006.

The net loss for 2007 was $15.1 million or 35 cents per share which compares with a net loss of $17.5 million or 44 cents per share for 2006. Stock option expense represented 6 cents per share in 2007 versus 4 cents per share in 2006.

During the fourth quarter accounts receivable days sales outstanding averaged 54 days including both domestic and international accounts and was also 54 days at quarter end. Inventory on hand improved to 8 months at the end of December compared to 11 months at the end of the third quarter.

Total cash and marketable securities at December 31 was $9.2 million compared with $9.9 million as of September 30. Consequently the net

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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reduction in cash during the fourth quarter was $638,000. This did include the $500,000 one time license revenue that was triggered by the September acquisition of BioLucent by Hologic and also included approximately $412,000 of additional realized gains on our sale of Hologic stock in October. But offsetting these favorable cash effects we also made payments for outside purchases of ePTFE from Bard which will not be a cash-use going forward.

So during the fourth quarter on a pro forma basis our cash usage was about $1.3 million and trending in a positive direction through the quarter which is consistent with our expectation that currently available cash together with our $5 million revolving credit line will provide ample cash and working capital flexibility for Endologix to achieve sustainable positive cash flow from operations in the second half of 2008. And with that I will turn the call back to Paul.

Paul McCormick:	Thanks Bob. We’re delighted to have announced earlier this month our receipt of Shonin approval to launch the Powerlink system in Japan. We have shipped an initial stocking order to Cosmotec, our Japanese distributor, and Cosmotec expects reimbursement approval by March 1.

The first Powerlink system implants are expected to be performed within the next few weeks by physicians previously trained by Cosmotec and Endologix. These trained physicians will then service proctors to train additional physicians in Japan.

The Japanese ELG market is expected to reach $40 million in sales by 2010 according to the Millennium Research Group. Uptake for the Powerlink system in Japan is expected to increase over time as more physicians in Japan gain experience with our system. We realize a transfer price comparable to that from our European distributors.

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
Confirmation #31544558

In reviewing other geographies, in the fourth quarter we obtained regulatory approval to sell the Powerlink system in Brazil and Mexico. These approvals resulted in two modest stocking orders in the fourth quarter from our distributors in these countries. The Millennium Research Group estimates that the Latin American opportunity for stent graft sales will reach $72 million this year with Brazil, the largest Latin American market, expected to reach $49 million.

Spearheading our Latin American initiatives is our newly promoted Miami based international marketing manager who has AAA experience. We have already begun implants in Brazil and expect to perform our first cases in Mexico in the coming weeks. Our improved gross margin is permitting us to make additional investments in support of our distributors overseas as we expand our opportunities outside of the U.S.

Turning to our clinical programs, we have three ongoing trials focused on expanding the role for endovascular options with Powerlink products to effectively treat the 10% to 15% of patients with aortic necks larger than 26 millimeters in diameter.

Last July we announced the completion of enrollment in one of these trials. This study utilizes a 34 millimeter infrarenal cuff in conjunction with an approved Powerlink bifurcated system. We plan to finish follow-up and submit that PMA supplement in the second quarter this year and we’ll look for approval before the year end.

We also expect to submit a PMA supplement for our Super Renal Powerlink bifurcated system in the current quarter. This study includes a super renal bifurcated devices in 25, 28, and 34 millimeter diameters with cuffs of the

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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same size. Using a creative approach and based on discussions with the FDA, we believe that our one year follow-up data will be sufficient for obtaining approval. In fact this approval approach may be the shortest path to obtain a marketing approval for our Powerlink system that could treat large diameter aortic necks.

Our third study, the 34 millimeter infrarenal Powerlink bifurcated system, was initiated in July of last year and enrollment is expected to be completed by the third quarter. These patients will require a one year follow-up.

We are also continuing to take steps to further simplify treatment of patients with the Powerlink system including those patients with complex anatomy. Among these upgrades is our Visiflex Sure Pass delivery system which allows physicians to retain guidewire access to the contralateral limb during ELG deployment to facilitate adjunctive procedures. With the exception of Japan this is now our standard device platform around the world.

We will also be submitting a real time review PMA supplement to the FDA to obtain approval for line extensions which will permit physicians to utilize the Powerlink system for patients who have AAA with concomitant iliac artery aneurysms. We expect to address these line extensions in the second half of 2008 which would provide physicians the ability to treat a new set of patients.

As announced last October we completed the first 12 Powerlink implants using the Visiflex integrated delivery system at several European centers. The initial cases confirm the value of the enhanced performance features of that technology. The device looks and handles just like a standard introducer and is designed to simplify device introduction even in complex iliac anatomy.

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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This design also permits the operator to completely remove the Powerlink delivery mechanism leaving the integrated hemostatic sheath in place to facilitate any catheter exchanges. This will further simplify any adjunctive procedures. We are excited about our plans to begin a limited U.S. introduction of the Visiflex IS in the fourth quarter of this year.

All of these product enhancements and product line extensions underscore the fact that Endologix is continuing on the path to be a technology leader in this rapidly growing AAA market. Yet we are also looking to leverage our intellectual property and key competencies to develop new products to treat peripheral vascular disease outside of AAA. These products are intended to open new markets for Endologix while utilizing our existing distribution channels.

We will incubate two projects in the current year. The first will evaluate the use of our Periflow technology as a drug delivery platform for treating peripheral vascular disease. As you may know, Endologix became a public company through a merger with Radiance CardioVascular Dynamics in May of 2002.

In the early 90s CardioVascular Dynamics had developed the Periflow technology, a proprietary double balloon with a porous outer membrane. At that time the company had investigated the delivery of Heparin into peripheral vessels which proved ineffective as an antiproliferative agent. Today we know drug eluting stents utilizing paclitaxel, sirolimus, everolimus, can reduce restinosis in the coronary arteries but drug eluting stents have failed to demonstrate efficacy in the peripheral arteries.

We have been following some promising preliminary work on the rapid delivery of antiproliferation agents during angioplasty based on drug coated

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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balloons. A February article in the New England Journal of Medicine reports on that progress. Our belief is that the Periflow double balloon technology may be capable of more predictable substance delivery versus simply coating a balloon.

Our ability to demonstrate the successful treatment of peripheral arteries particularly in those below the knee would be a significant breakthrough addressing a major clinical problem that has not been solved by balloon angioplasty, atherectomy, stents, or even drug eluting stents.

We also plan to evaluate combination devices with our new PTFE manufacturing. We have been reviewing some preliminary work utilizing PTFE as a carrier for antiproliferative and antithrombotic substances to increase the patency of AV access grafts in patients undergoing dialysis.

We can incubate both projects within our R&D budget this year to determine our best product options for future clinical investigation. This underscores our corporate vision of developing innovative solutions for the treatment of peripheral vascular disease. The Powerlink system gives us an outstanding entry into the rapidly expanding AAA market and we believe we can incubate products that will permit the company to participate in other large peripheral vascular markets as well.

Before opening the call to questions I’d like to affirm our financial guidance for 2008. As announced in January we expect total product revenue in 2008 to range from $39 million to $43 million. This represents a growth of 44% to 59% compared with total product revenue in 2007. We expect our 2008 gross margin to be in the 71% to 75% range, an increase of 900 to 1300 basis points over 2007.

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
Confirmation #31544558

Operating expenses for 2008 are expected to range from $35 million to $39 million representing an increase of just 6% to 18% over 2007. And it should be noted that we estimate $5 million to $5-1/2 million in non-cash expenses. We expect that most of the increase in cash operating expenses this year will be primarily in the sales and marketing arena.

Additionally we are affirming our belief that our financial resources are sufficient to support our sales force and our current R&D activity and as Bob mentioned to see us through to becoming cash flow positive from operations in 2008.

In closing, we are making excellent progress towards our goal of leadership in this fast growing AAA market. We expect to benefit from the increased tenure of our sales representatives and are highly encouraged by the quality of professionals we are attracting to our sales team.

In addition we expect a limited introduction of the next generation delivery system, the Visiflex IS in the U.S. in the fourth quarter of 2008. Our proven ability to manufacture PTFE material is expected to dramatically lower our cost of goods and increase gross margins. We continue to be enthusiastic about our distribution partners for the Powerlink system in key European markets as well as in Latin America and we are excited about our Japanese Powerlink system launch.

Importantly we are well positioned for future growth and market share gains. We are building sales momentum. We have the best in class clinical data to support the Powerlink system use and we are developing and introducing cutting edge technology this year to further simplify our minimally invasive AAA procedure. With that said I’d like to thank you for your attention and open the call for your questions. Operator?

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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Operator:	Ladies and gentlemen, if you would like to register for a question you may press Star then the number 1 on your telephone keypad. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your question you may do so by pressing Star then the number 2. If you are using a speakerphone please pick up your handset before entering your request.

Again, we request that if you have pressed Star 1 to ask a question before this time please press it once more to ensure you have entered the queue. One moment please for the first question.

Bob Krist:	While we’re waiting for the first question I’d like to comment on that we recently participated at the International Congress which is held annually in Phoenix, Arizona. Two presentations featured the Powerlink system.

The first was titled “Endovascular Aneurysm Repair in Difficult Proximal Necks” and was presented by Professor Dieter Raithel of Nuremberg, Germany. He reviewed his experience of 492 Powerlink system cases focusing on the Powerlink successful performance particularly in the utility of the Powerlink in patients with anatomy that is considered unfavorable for EVAR. We believe these types of reports help physicians expand the role for EVAR.

The second presentation was by Dr. Zvonimir Krajcer, an interventionalist cardiologist at the Texas Heart Institute, and was titled, “EVAR with a Powerlink Using a Bilateral Percutaneous Approach and Local Anesthesia.”

Data from the single site series of 28 patients demonstrated the feasibility of an all percutaneous delivery of the Powerlink. Incredibly this approach

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Moderator: Paul McCormick
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resulted in an average hospital length of stay of just one day. Improved procedural and hospitalization times further makes the case for EVAR for the majority of patients. Operator we’re ready for the first question.

Operator:	Our first question comes from the line of Shawn Fitz with Stephens Incorporated. Please go ahead with your question.

Shawn Fitz:	Bob, good afternoon.

Bob Krist:	Good afternoon Shawn.

Shawn Fitz:	Just quickly back to the New England Journal of Medicine study, Paul could you describe maybe to us the impact that you think this is having or could have in the future within the physician community as it relates to thinking about an EVAR approach to AAA versus open?

Paul McCormick:	Yeah I think frankly, you know, the — some of the barriers - let me put it this way. Patients more and more are requesting the minimally invasive approach and they go pretty well prepared to their primarily vascular surgeon to discuss this as an option. So as more of this type of scientific literature gets out there it becomes a more appealing procedure.

In addition for those physicians, you know, the rap has always been what’s the durability of the minimally invasive approach. And no one really looked at the reintervention rates first for problems associated with the AAA open repair because they do get problems associated in secondary procedures. But more importantly nobody was really looking at the number of times physicians had to rehospitalize patients for problems associated with the laparotomy itself which can lead to adhesions and bowel resection. So it was never looking at the technology in kind of equal fashion.

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Moderator: Paul McCormick
02-21-08/4:00 pm CT
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So I think it has a positive impact both for physicians, I think it has a positive impact for patients evaluating what their options ought to be because it gives a much clearer look at the problems associated with open repair, and then frankly for repairs alike. When repairs look at data such as this, particularly in a capitated system it becomes a very compelling story for the minimally invasive approach. So I think it’s overall a net positive from a lot of different perspectives.

Shawn Fitz:	Okay great. Paul, just in the fourth quarter some of the hard work that you guys have done on the sales force side domestically really began to manifest themselves in some strong domestic sales force productivity trends. Are you guys seeing those — that strength in those trends carry into 2008?

Paul McCormick:	Yes and I think a lot of it has to do with some of our recruiting. You know, we have lost 14 reps or 15 reps since May 31. The average tenure for those 15 was about 12 months. You know, none of those were particularly surprising and, you know, it’s probably fairly close to a normal turnover for a company at this stage.

But, you know, the available talent now is very different than it had been, you know, two years ago. And as an example, out of the last ten hires six have come to Endologix with AAA stent graft sales experience. And so it wouldn’t surprise me to not only see the turnover rate decrease over the next 12 to 24 months but our expectations as we will see improved productivity as our reps become more tenured and that some of the talent that we’ve been able to recruit over the last 12 months comes up to speed faster.

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Moderator: Paul McCormick
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And part of that is also fueled by just, you know, we’ve been in front of physicians for some time now. Endologix is not going away. And so it reinforces that message which we believe will result in improved productivity.

Shawn Fitz:	Okay great. Bob I believe you referred to maybe some additional resources being put into your international distribution. Could you maybe flesh that out specifically in terms of what the game plan is there, maybe what markets and then more specifically if that means more resources, I guess more spend on the operating expense side?

Bob Krist:	By more resources I am not suggesting that we’re going to have any direct representation in these countries, just a couple of additional folks to keep our distributors focused and keep that line of communication open and supporting their efforts in those countries.

So as Paul mentioned a new marketing manager positioned in Florida to provide closer support for Latin America and an individual in the home office here with a more particular focus on the development of additional approvals in new countries and coming behind that potentially with distribution partners in those markets. But we’re talking a couple of folks.

Shawn Fitz:	Okay great. And then Bob last question. You indicated your cash burn was about $1.3 million in the quarter. If we were to look at that on kind of a normalized basis looking at some of the nonrecurring stuff, what was the cash — is that kind of the cash burn that would be on kind of a sustainable go-forward basis excluding some — any of the non one-time or non-recurrings?

Bob Krist:	That was for the fourth quarter adjusted to reflect a sort of normalized perspective but there is an improving trend line, you know, occurring even

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Moderator: Paul McCormick
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within that short period of time. So it was $1.3 million on a fair adjusted basis in Q4 and it’s moving in a positive direction toward break even.

Shawn Fitz:	And Bob could you refresh my memory on what the cash burn was in the third quarter of 2007?

Bob Krist:	I believe it was in the $3 million zone but I’ll check it for you and come back to you at — in between further questions.

Shawn Fitz:	So the bottom line is it has stepped down significantly from the third quarter and that’s kind of the directionality we should see continue throughout the rest of this year then, right Bob?

Bob Krist:	That’s correct.

Shawn Fitz:	Okay, thanks guys.

Bob Krist:	Thank you.

Operator:	Our next question is from the line of John Putnam with Dawson James Securities. Please go ahead.

John Putnam:	Yeah thanks very much. I wondered Paul if you might give us some metrics in terms of how many hospitals you sold to in the U.S. in 2007 and maybe the metric of, you know, how many of those hospitals represented the largest portion of your revenues?

Paul McCormick:	Yeah we’ll send our largest customers over to Medtronic and Cook and we’ll identify them for those. No, in the last 12 months we sold into 380 accounts with 80% of the revenue derived from about 40% of those. So we’re clearly

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Moderator: Paul McCormick
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seeing good product up tick by clinicians where we have tenured reps and, you know, we’re starting to see, you know, an impact of our sales expansion.

I guess what’s interesting is if you — based on our Q4 domestic sales we probably have, you know, around 8% of the total domestic market while only selling at about 32% of the total accounts. And what’s striking is that when we look at 80% of our revenue it’s being derived by sales to only 13% of the accounts across the nation. So we have a significant upside. We’re clearly getting higher market share where we have tenured reps with clinical relationships so we have a lot to build on — but a long way to go yet.

John Putnam:	That’s great. I wondered if you could somehow give us some idea of what additional I guess opportunities there are from a market share point of view with the new indications. I guess what I’m asking is, you know, without those how much of the market do you address and with them how much more of the market do you address?

Paul McCormick:	Yeah and it gets a little dicey because I think we’re getting, you know, a good part of our business is coming from cases that physicians are interested in the technology because they would send those patients to open repair. So though we’re taking share from other competitors I think the Powerlink is actually attractive to physicians who want to learn this because they believe they can treat patients with endoluminal grafts, they couldn’t with the others.

So you’ve got to balance that off on when we say what percentage of the market because there’s clearly cases that can’t be treated with other or we don’t believe can be treated with other devices.

But when we look at things such as once we get our first large diameter technology, you know, that’s 10% to 15% of the overall market. I think, you

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Moderator: Paul McCormick
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know, right now Cook probably has the lion’s share of that because they have devices that go off the larger diameters but are constrained by certain agulation requirements.

And then as we look at, you know, we’re filing for these extensions for concomitant iliac artery aneurysms patients who have AAA and an aneurysm in their iliacs, you know, that could be another, you know, 3% to 5% of the market depending on the anatomies. So those are the types of things that, you know, we just keeping building on line extensions based on the input of the physicians.

John Putnam:	Okay great, thanks a lot Paul.

Paul McCormick:	You bet. Thanks John.

Operator:	Once again ladies and gentlemen, as a reminder, to register for a question please press Star then the number 1 on your telephone. Our next question is from the line of Robert Cvengros with Next Generation Equity Research.

Robert Cvengros:	Hey Paul, Bob.

Paul McCormick:	Hey Bob.

Bob Krist:	Hey Bob.

Robert Cvengros:	Hey. I’m just trying to get my hands around the EVAR study from the New England Journal of Medicine. Just, I mean, from an inflection point your sales reps are allowed to go out and drop off reprints at the physicians’ offices, correct?

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Moderator: Paul McCormick
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Paul McCormick:	Provided we buy those, otherwise there’s copyright.

Robert Cvengros:	No of course, of course. But in respect to that, just in the customer on the other end, the surgeon, most of your surgeons will do both EVAR and open surgery, correct?

Paul McCormick:	Absolutely.

Robert Cvengros:	Okay, have you seen any marketable shift or a shift as of yet? I mean, I know it’s fairly recent right now but are you starting to see any just out of the park, out of the dark just shift over to like EVAR from open surgery?

Paul McCormick:	Not because of that.

Robert Cvengros:	Okay. What ...

Paul McCormick:	I think more effective is papers that were presented like the one at the International Congress where Dieter Raithel is showing how the Powerlink unique aspects of the Powerlink allow physicians to treat complex anatomy that they may be resistant to try with stent grafts although they have patients that have comorbidities that they prefer not to do surgery. I think things of that show clear clinical utility probably have — are much more effective tool.

Certainly the New England Journal of Medicine has a positive overall impact. You know, probably vascular surgeons in the back of their head maybe never quantified it but I understand the problems associated with open repair. I think as patients and payers understand it better it has a, you know, it’s going in the right trajectory. But I wouldn’t expect to see a major shift because of that paper.

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Moderator: Paul McCormick
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Robert Cvengros:	Got it, got it. In respect to ASP, I was wondering how stable was that during the year or the quarter.

Paul McCormick:	Very stable.

Robert Cvengros:	Okay and regarding some of the research initiatives, R&D, the peripheral vascular. Is that going to have any impact upon R&D number towards the latter?

Paul McCormick:	No. It will be all incubation, you know, we’ve already had some, you know, of the product we’ve already had built. The goal will be to do some early animal work, see if we can’t settle on how we want to investigate this.

I think the big issue though, this goes all back to how we want to monetize. You know, we have significant intellectual property as you saw last year when we licensed out some of our IP to BioLucent that resulted in some significant cash inflows. We licensed it in that situation because it didn’t fit without our corporate vision of focusing on peripheral vascular. That was for brachytherapy following lumpectomy of the breasts.

But if we can in fact leverage in house some technology for future products as opposed to having to acquire technology at some future period. There’s significant upside in the fact that Radiance which was the predecessor — or CardioVascular Dynamics which was the predecessor to Radiance has this type of IP makes it very interesting particularly in light of this most recent New England Journal of Medicine article looking at the drug delivery of Paclotaxil by a coated balloon.

We had been following some of that early work and then just recently, you know, it had been published in the New England Journal of Medicine showing

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Moderator: Paul McCormick
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that in fact you could deliver Paclotaxil in a local quick fashion. You know, stents - drug eluting stents have not been shown to be effective in the peripheral vascular.

So things of that nature, the ability to manufacture our own PTFE and do some things, you know, there’s some work out there with combination of drug and PTFE. So it gives us this ability to incubate this as we look forward to, you know, future growth drivers. So it’s an exciting time for the company.

Robert Cvengros:	Exactly. Bob this one’s for you. Is PTFE, I’m sorry about — I must have missed this one. But you said in the effect upon margins were what in the third — in the fourth quarter?

Bob Krist:	About seven points.

Robert Cvengros:	Okay and going forward that would be fully effective?

Bob Krist:	We would get to the 15 to 18 points approximately within the first half of this year.

Robert Cvengros:	Okay, all right. Thank you very much, very good.

Paul McCormick:	Thanks Bob.

Operator:	Our next question is from the line of Bill Garrison with Ironworks Capital.

Bill Garrison:	Thank you. I wanted to see if you could expand a little bit on a couple of figures you represented earlier. I guess to the extent you’re generating 80% of your revenue from the 40% of those hospitals you’re currently selling into, in

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terms of additional gain there, how close to full utilization are those reps in that part of your market?

Paul McCormick:	Yeah there’s very few reps that are at full utilization frankly. You know, there’s a couple that are maybe pushing the ceiling and in situations like that we may evaluate adding a clinical specialist, you know, or things of that nature. So very few of our reps are at the ceiling.

Bill Garrison:	Okay and I know in the past you have talked a little bit about some of the characteristics in terms of tenure and things like that with the sales rep and are you providing those kinds of details at this point or are you trying to stay away from such detail?

Paul McCormick:	Well and the trouble is it now starts to get a little — it may not be as straight forward as you’d like as far as being helpful. I mean, you know, we have some turnover. We’ve been able to what I think recruit very strong people but in just general terms, you know, almost half of our sales force has less than one year tenure.

But we’re seeing productivity gains to some extent frankly is because the type of people that we’re able to recruit today has been very strong. I think the opportunity Endologix — its culture, its economics, its clinical opportunity is very attractive to, you know, the type of rep who likes to be involved with a clinical sale.

You know, many medical device jobs frankly have evolved into, you know, bringing in lunch and a service and all those things are very positive. However very few technologies you — sort of like the orthopedic implants, you know, where reps are more engaged. And it’s attractive to a certain profile and we’ve

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been able to attract that kind of profile to Endologix. So it’s an exciting time from that standpoint.

Bill Garrison:	And among the half of the sales force that is relatively new, maybe 1/4 to 1/2 of those have AAA stent experience?

Paul McCormick:	I will tell you out of the last ten we’ve hired six came over with AAA stent graft sales. One, a seventh rep although he had sales experience with another medical device came out of a clinical role where he was actually involved with implanting these things. So it is, it’s an exciting time to be recruiting for Endologix.

Bill Garrison:	Okay, thank you very much.

Paul McCormick:	Thanks Bill.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Bob Krist:	Before Paul closes the call I do want to close the loop on Shawn’s question regarding the cash burn for Q3 of 2007. Shawn it was $2.9 million.

Paul McCormick:	Okay. There may be one other question pop up.

Operator:	Our next question is from the line of Richard Griffler with UBS Financial Services.

Richard Griffler:	Hi Paul, great job by the way. I just wanted to find out if you could break down your ’08 guidance geographically for us to let us know what’s going to come in domestically, what comes from Latin America, Japan and Europe?

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Paul McCormick:	Yeah we haven’t broken that out on our guidance. Richard?

Richard Griffler:	Yep.

Paul McCormick:	Yeah we haven’t broken that out on our guidance.

Richard Griffler:	Could you just comment or give us a little color on what you think the impact Japan might be? Is it built into the number or.

Paul McCormick:	Japan is built in the number. You know, keep in mind it’s a modest, you know, anything international is going to — we have to understand we probably have a transfer price of 1/3 or so of what we sell in the U.S., 1/3 to 1/2, something in there. So from a unit standpoint and number of cases getting done, you know, it doesn’t have quite the same import as in the U.S. so the U.S. clearly will be the largest contributor to our sales number.

Richard Griffler:	Okay great, thanks.

Operator:	And there are no further questions at this time.

Paul McCormick:	Well let me — once again I’d like to thank everyone for joining us today, for your questions, and for your support. We are committed to expanding the market for the Powerlink system and are investigating innovative solutions for minimally invasive AAA treatment. If you have any additional questions please call either Bob or me and we look forward to keeping you apprised of our progress and thanks again for your interest in Endologix.

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Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines at this time.
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